Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Scot Jafroodi Vice President, Chief Financial Officer and Treasurer Insteel Industries Inc. (336) 786-2141

INSTEEL INDUSTRIES ANNOUNCES CLOSURE OF WARREN, OHIO FACILITY

MOUNT AIRY, N.C., November 18, 2024 – Insteel Industries Inc. (NYSE: IIIN) (“Insteel” or the “Company”) announced today that it will be closing its facility in Warren, Ohio, and moving the manufacturing to the Company’s remaining welded wire reinforcement production facilities. The Warren facility was acquired as part of Insteel’s recent purchase of Engineered Wire Products, Inc.

The consolidation of the Company’s welded wire manufacturing operations is expected to result in the elimination of up to 35 positions at the Warren facility. It is anticipated that operations at the Warren facility will cease by the end of November 2024. Insteel expects to incur a restructuring charge of approximately $1.9 million related to the facility's closure.

“Given the low capacity utilization levels at our Warren facility and the dim prospects for improvement, we believe this action is essential to reducing our operating costs and strengthening our competitive position,” stated H.O. Woltz III, President and CEO of Insteel. “Closing a facility is never easy, and we are committed to ensuring a smooth transition for the employees affected by this change.”

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates twelve manufacturing facilities located in the United States.

Forward-Looking Statements and Risk Factors

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not descriptions of historical facts are forward-looking statements that are based on our current expectations and may include commentary on our plans, financial position, liquidity, and other business developments. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described, and we do not undertake and specifically decline any obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect our operations and future results, refer to our reports filed with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the year ended September 28, 2024.

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